AMENDMENT AGREEMENT

THIS AGREEMENT is made as of the 30th day of December, 2002.

BETWEEN:	MIRANDA DIAMOND CORP.
(Formerly Thrush Industries Inc.)
Suite 306 – 1140 Homer Street
Vancouver, B.C.
V6B 2X6

(the “Optionor”)
OF THE FIRST PART

AND:	BRADEN TECHNOLOGIES INC.
Suite 306 – 1140 Homer Street
Vancouver, B.C.
V6B 2X6

(“Braden”)
OF THE SECOND PART

WHEREAS:

A.	The parties entered into a property option agreement dated the 18th day of February, 1999 (the “Agreement”), and an amendment agreement dated June 25, 2001 with respect to the acquisition by Braden of an option on the Secret Basin property; and

B.	The parties now wish to amend the Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that the Agreement is amended as follows:

1.  By the deletion of paragraph 2.01 in its entirety and the substitution therefor of the following:

2.01. The Optionor hereby grants to Braden the exclusive right and option to acquire an undivided 50% right, title and interest in and to the Property for total consideration consisting of cash payments to the Optionor totalling $1000 and the incurrence of Property Expenditures totalling $250,000 to be made as follows:

(a)	upon execution of this Agreement, the payment to the Optionor of the sum of $1000;

(b)	by June 30, 2003 the incurrence of Property Expenditures in the amount of $10,000;

(c)	by December 31, 2003 the incurrence of Property Expenditures in the cumulative amount of $250,000.

2. The parties hereby ratify and confirm the Agreement in all other respects.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

THE COMMON SEAL OF MIRANDA	c/s
DIAMOND CORP. was hereunto
affixed in the presence of:

/s/ “Aileen Lloyd”

THE COMMON SEAL OF BRADEN	c/s
TECHNOLOGIES INC, was hereunto
affixed in the presence of:

/s/ “Peter Bell”